FOR IMMEDIATE RELEASE

Investor Contacts:
Richard T. Schumacher, President & CEO	Pressure BioSciences, Inc.
R. Wayne Fritzsche, Chairman	(508) 230-1828 (T)

Pressure BioSciences, Inc. to Receive Approximately $623,000
From Tax Refund Due to the American Recovery and Reinvestment Act

South Easton, MA, March 30, 2009 – Pressure BioSciences, Inc. (NASDAQ: PBIO) (“PBI” and the “Company”) today announced that it will file a Form 1139, Corporation Application for Tentative Refund, to request a refund of federal taxes paid for the 2004 calendar year.  The five-year carry back of 2008 net operating losses (“NOLs”) for eligible small businesses is available under the American Recovery and Reinvestment Act (“ARRA”) of 2009, passed by Congress and signed into law by President Obama in February 2009.  The Company expects to book an income tax receivable of approximately $623,000 in the first quarter of 2009 due to the change in the tax law.  The Company expects to file the application for the refund within the next 90 days.

As previously announced, the Company completed a private placement on February 12, 2009 that resulted in gross proceeds to PBI of $1,805,270.  These funds, together with the income tax receivable of approximately $623,000, have increased the Company’s unaudited total stockholders equity as of February 28, 2009 to greater than $3.5 million.

Mr. Richard T. Schumacher, President and CEO of PBI, said: “All available resources at PBI are now focused on our most important strategic business goal of 2009 – to complete the development of the PCT-enhanced Protein Digestion System (“PCT-enhanced PDS”) by the end of the second quarter.  Because of the additional funds that will soon be available to us through the ARRA NOL provision, we have recently re-hired two former employees who were released last November as part of the Company’s announced restructuring plan, one of whom is full time and the other is part time.  These two employees fill vacant but extremely important positions; having them back will help ensure that we meet, or perhaps even beat, our June 30th PCT-enhanced PDS product release date.”

Mr. Joseph Damasio, Controller of PBI, commented: “We will continue to closely monitor expenditures as we support our on-going product development and sales efforts.  Through a combination of cost containment and product sales, we believe that we will meet our stated goal of reducing cash burn to an average of less than $600,000 per quarter during 2009.”

Designed specifically for the large and growing mass spectrometry marketplace, the Company believes that the PCT-enhanced PDS will offer significant advantages over other sample preparation methods currently used to digest proteins in preparation for mass spectrometry.  These advantages are expected to include high throughput, reduction in protein digestion time (hours to minutes), an increase in yield and quality, and the ability to bring standardization to this crucial step in mass spectrometry analysis.

About Pressure BioSciences, Inc.

Pressure BioSciences, Inc. (PBI) is a publicly traded company focused on the development of a novel, enabling technology called Pressure Cycling Technology (PCT).  PCT uses cycles of hydrostatic pressure between ambient and ultra-high levels (up to 35,000 psi and greater) to control bio-molecular interactions.  PBI currently holds 13 US and 6 foreign patents covering multiple applications of PCT in the life sciences field, including genomic and proteomic sample preparation, pathogen inactivation, the control of chemical (primarily enzymatic) reactions, immunodiagnostics, and protein purification.  PBI currently focuses its efforts in the development and sale of PCT-enhanced enzymatic digestion products designed specifically for the mass spectrometry marketplace, as well as sample preparation products for biomarker discovery, soil and plant biology, forensics, histology, and counter-bioterror applications.

Forward Looking Statements

Statements contained in this press release regarding the Company's intentions, hopes, beliefs, expectations, or predictions of the future are "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements include statements regarding the expected federal refund of taxes paid for the 2004 calendar year, and the expectation that the refund application will be filed in the next 90 days; the Company’s estimate that its stockholders equity as of February 28, 2009 exceeded $3.5 million; the expectation that the Company will complete the development of the PCT-enhanced PDS by June 30, 2009, and that the re-hiring of the two former employees will help the Company meet or beat this release date; that by closely monitoring expenditures and supporting product development and sales efforts, the Company will meet its goal of reducing cash burn to under $600,000 per quarter in 2009; the Company’s decision to focus primarily on the application of PCT-enhanced protein digestion for the mass spectrometry market and the benefits and advantages of PCT and the PCT-enhanced PDS in this marketplace; and the use of PCT in biomarker discovery, soil and plant biology, forensics, histology, and counter-bioterror applications. These statements are based upon the Company's current expectations, forecasts, and assumptions that are subject to risks, uncertainties, and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties, and other factors include, but are not limited to: the risk that the Company may not receive the refund of federal taxes for the 2004 calendar year on a timely basis or at all due to unexpected reasons; the risk that the Company may be unable to reduce its cash burn rate below $600,000 due to unexpected increases in costs and therefore the Company will need additional capital sooner than anticipated; possible difficulties or delays in the implementation of the Company's strategies that may adversely affect the Company's continued commercialization of PCT; changes in customer’s needs and technological innovations; the Company’s sales force may not be successful in selling the Company’s PCT product line because scientists may not perceive the advantages of PCT over other sample preparation methods, particularly in the mass spectrometry market; and scientists may not be able to duplicate the results achieved at particular laboratories having already used PCT.  Further, the Company expects that it will need additional capital to fund its continuing operations beyond the second quarter of 2010. Additional risks and uncertainties that could cause actual results to differ materially from those indicated by these forward-looking statements are discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2007, and other reports filed by the Company from time to time with the SEC. The Company undertakes no obligation to update any of the information included in this release, except as otherwise required by law.

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